Exhibit 99.1
OneSpan Reports Fourth Quarter and Full Year 2022 Financial Results
•Fourth quarter revenue decreased 4% year-over-year to $56.6 million; full year revenue increased 2% year-over-year to $219.0 million
•Fourth quarter subscription revenue increased 28% year-over-year to $23.8 million; full year subscription revenue increased 30% year-over-year to $89.2 million
•Annual Recurring Revenue (ARR) increased 12% year-over-year to $138.7 million1
•Net Retention Rate (NRR) of 107%2
CHICAGO, February 28, 2023 – OneSpan Inc. (NASDAQ: OSPN), the digital agreements security company, today reported financial results for the fourth quarter and full year ended December 31, 2022.
“We substantially redefined OneSpan during 2022 and ended the year with strong momentum, exceeding our expectations for revenue and adjusted EBITDA,” stated OneSpan CEO, Matt Moynahan. “With significant improvements in operational rigor and financial discipline, we are well positioned to continue our transformational journey. Key priorities for 2023 include new enterprise logo acquisition and market share gains along with profitability and margin expansion discipline.”

Key Financial Results

Fourth Quarter 2022 Financial Highlights
•Total revenue was $56.6 million, a decrease of 4% compared to $59.2 million for the same quarter of 2021. Changes in foreign exchange rates as compared to the prior year period negatively impacted fourth quarter 2022 revenue by approximately $2.9 million.3 Digital Agreements revenue was $12.4 million, an increase of 15% year-over-year. Security Solutions revenue was $44.2 million, a decrease of 9% year-over-year.
•ARR increased 12% year-over-year to $138.7 million. Changes in foreign exchange rates as compared to the prior year period negatively impacted ARR by approximately $3.9 million.3
•Gross profit was $38.0 million, or 67% gross margin, compared to $37.5 million, or 63% in the same period last year.
•Operating loss was $4.0 million, compared to operating loss of $6.0 million in the same period last year.
•Net loss was $3.1 million, or $0.08 per diluted share compared to $13.8 million, or $0.35 per diluted share in the same period last year. Non-GAAP net income was $1.2 million, or $0.03 per diluted share, compared to Non-GAAP loss of $9.3 million, or $0.24 per diluted share in the same period last year.4
•Adjusted EBITDA was $3.2 million compared to $(0.6) million in the same period last year. Changes in foreign exchange rates as compared to the prior year period negatively impacted fourth quarter Adjusted EBITDA by approximately $1.1 million.4
•Cash, cash equivalents and short-term investments were $98.8 million at December 31, 2022. During the year ended December 31, 2022, we repurchased $5.7 million in shares of our common stock, compared to $7.5 million in shares repurchased during the year ended December 31, 2021.

Full Year 2022 Financial Highlights
•Total revenue was $219.0 million, an increase of 2% compared to $214.5 million for the same period of 2021. Changes in foreign exchange rates as compared to the prior year period negatively impacted 2022 revenue by approximately $12.2 million.3 Digital Agreements revenue was $48.4 million, an increase of 19% year-over-year. Security Solutions revenue was $170.6 million, a decrease of 2% year-over-year.
•Gross profit was $148.6 million, or 68% gross margin, compared to $142.9 million, or 67% in the same period last year.

•Operating loss was $27.1 million, compared to $26.1 million in the same period last year.
•Net loss was $14.4 million, or $0.36 per diluted share compared to $30.6 million, or $0.77 per diluted share in the same period last year. Non-GAAP net loss was $1.8 million, or $0.05 per diluted share, compared to $16.2 million, or $0.41 per diluted share in the same period last year.
•Adjusted EBITDA was $6.4 million compared to $(5.1) million in the same period last year. Changes in foreign exchange rates as compared to the prior year period negatively impacted Adjusted EBITDA by approximately $1.1 million.

Recent Business Highlights
•Announced the acquisition of ProvenDB, which we expect to provide a foundational architecture for future blockchain solutions, including secure vaulting, for Web3. This acquisition closed on February 22, 2023.
•Introduced a new and disruptive enterprise pricing model for secure digital agreements, enabling simplified, flexible, and cost effective pricing to help customers drive business outcomes without overbuying and under-consuming licenses and transactions at the most favorable price-per-value in the industry.
•Launched OneSpan Notary to enable notaries and customers to complete agreements and notarize documents in a secure and trusted environment. OneSpan Notary offers a streamlined user experience while offering high levels of security.

Financial Outlook
For the Full Year 2023, OneSpan expects:
•Revenue to be in the range of $232 million to $242 million, representing a growth rate of 6% - 11%
•ARR to be in the range of $157 million to $164 million, representing a growth rate of 13% - 18%
•Adjusted EBITDA to be in the range of $3 million to $6 million4

We are revising our expected long-term financial targets as follows:
•Revenue to grow at a 12% - 14% CAGR through 2025, as compared to our previous target of 10% - 12%
•ARR to grow at a 20% or higher CAGR through 2025, consistent with our previous target
•NRR to exceed 120% exiting 2025, consistent with our previous target
•Gross profit margin to exceed 70% in 2025, as compared to our previous target of approximately 70%
•Adjusted EBITDA to be in the range of 10% - 12% in 2025, as compared to our previous target of 8% - 10%

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, February 28, 2023, at 4:30 p.m. EST. During the conference call, Mr. Matthew Moynahan, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the fourth quarter and full year 2022.
To access the conference call, dial 844-200-6205 for the U.S. or Canada and 1-929-526-1599 for international callers. The access code is 265194.
The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts with a term of at least one year, as of the measurement date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period. We previously referred to this metric as Dollar-Based Net Expansion (DBNE). There was no change in how we define or calculate NRR as compared to DBNE.
3We calculate the impact of changes in foreign exchange rates by translating the applicable foreign-denominated financial results for the current year monthly period(s) from foreign currency to U.S. dollars using the monthly average foreign exchange rate for the same prior year period(s), and comparing it to the current year translated amounts using the applicable current year monthly average foreign exchange rates.
4An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.
Forward-Looking Statements
This Press Release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the outcomes we expect from our strategic transformation plan; our plans for managing our Digital Agreements and Security Solutions segments; our expectations for our use of technology acquired in our ProvenDB acquisition; the potential benefits, performance and functionality of our products and solutions, including future offerings; our expected financial results for full year 2023; our expected long-term financial targets; and our general expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", “target”, "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to execute our strategic transformation plan; our ability to attract new customers and expand sales to existing customers; our ability to effectively develop and expand our sales and marketing capabilities; our ability to hire, train, and retain sales and other employees necessary to implement our strategic transformation plan; our ability to successfully develop and market new product offerings and enhancements; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; departures of senior management or other key employees; changes in customer requirements; interruptions or delays in the performance of our products and solutions; real or perceived malfunctions or errors in our products; the potential effects of technological changes; economic recession, inflation, and political instability; the impact of the COVID-19 pandemic and actions taken to contain it; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; security breaches or cyber-attacks; claims that we have infringed the intellectual property rights of others; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; reliance on third parties for certain products and data center services; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our Annual Report on Form 10-K, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue
Product and license	$31,930	$35,342	$121,426	$120,358
Services and other	24,692	23,811	97,580	94,123
Total revenue	56,622	59,153	219,006	214,481

Cost of goods sold
Product and license	12,434	15,377	45,106	46,196
Services and other	6,233	6,309	25,330	25,350
Total cost of goods sold	18,667	21,686	70,436	71,546

Gross profit	37,955	37,467	148,570	142,935

Operating costs
Sales and marketing	15,756	16,092	60,949	62,730
Research and development	8,139	11,715	41,735	47,414
General and administrative	16,003	14,234	55,552	53,031
Impairment of intangible assets	—	—	3,828	—
Restructuring and other related charges	1,482	—	9,482	—
Amortization of intangible assets	584	1,385	4,139	5,888
Total operating costs	41,964	43,426	175,685	169,063

Operating loss	(4,009)	(5,959)	(27,115)	(26,128)

Interest income (expense), net	398	(3)	595	(1)
Other (expense) income, net	1,010	(964)	14,827	(14)

Loss before income taxes	(2,601)	(6,926)	(11,693)	(26,143)
Provision for income taxes	496	6,847	2,741	4,441

Net loss	$(3,097)	$(13,773)	$(14,434)	$(30,584)

Net loss per share
Basic	$(0.08)	$(0.35)	$(0.36)	$(0.77)
Diluted	$(0.08)	$(0.35)	$(0.36)	$(0.77)

Weighted average common shares outstanding
Basic	39,906	39,458	40,143	39,614
Diluted	39,906	39,458	40,143	39,614

OneSpan Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,
	2022	2021

ASSETS
Current assets
Cash and cash equivalents	$96,501	$63,380
Short term investments	2,328	35,108
Accounts receivable, net of allowances of $1,600 in 2022 and $1,419 in 2021	65,132	56,612
Inventories, net	12,054	10,345
Prepaid expenses	6,222	7,594
Contract assets	4,520	4,694
Other current assets	10,783	9,356
Total current assets	197,540	187,089
Property and equipment, net	12,681	10,757
Operating lease right-of-use assets	8,022	9,197
Goodwill	90,514	96,174
Intangible assets, net of accumulated amortization	12,482	21,270
Deferred income taxes	1,901	3,786
Other assets	11,942	13,998
Total assets	$335,082	$342,271
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$17,357	$8,204
Deferred revenue	64,637	54,617
Accrued wages and payroll taxes	18,345	16,607
Short-term income taxes payable	2,438	1,103
Other accrued expenses	7,664	7,668
Deferred compensation	373	877
Total current liabilities	110,814	89,076
Long-term deferred revenue	6,269	9,125
Long-term lease liabilities	8,442	10,180
Long-term income taxes payable	2,484	5,054
Deferred income taxes	2,565	1,286
Other long-term liabilities	1,197	7,770
Total liabilities	131,771	122,491
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2022 and 2021	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,764 and 40,593 shares issued; 39,726 and 40,001 shares outstanding at December 31, 2022 and 2021, respectively	40	40
Additional paid-in capital	107,305	100,250
Treasury stock, at cost, 1,038 and 592 shares outstanding at December 31, 2022 and 2021, respectively	(18,222)	(12,501)
Retained earnings	128,738	143,173
Accumulated other comprehensive loss	(14,550)	(11,182)
Total stockholders' equity	203,311	219,780
Total liabilities and stockholders' equity	$335,082	$342,271

OneSpan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss from operations	$(14,434)	$(30,584)
Adjustments to reconcile net loss from operations to net cash used in operations:
Depreciation and amortization of intangible assets	7,066	8,926
Impairment of intangible assets	3,828	—
Gain on sale of equity-method investment	(14,810)	—
Deferred tax benefit	1,637	2,823
Stock-based compensation	8,642	4,354
Allowance for doubtful accounts	184	(2,705)
Changes in operating assets and liabilities:
Accounts receivable	(9,705)	2,047
Inventories, net	(2,168)	2,209
Contract assets	52	3,787
Accounts payable	9,261	2,716
Income taxes payable	(1,140)	(2,525)
Accrued expenses	2,197	3,089
Deferred compensation	(504)	(725)
Deferred revenue	8,173	9,713
Other assets and liabilities	(4,065)	(5,870)
Net cash used in operating activities	(5,786)	(2,745)

Cash flows from investing activities:
Purchase of short term investments	(15,812)	(59,925)
Maturities of short term investments	48,550	51,149
Additions to property and equipment	(4,996)	(2,169)
Additions to intangible assets	(29)	(35)
Sale of equity-method investment	18,874	—
Net cash provided by (used in) investing activities	46,587	(10,980)

Cash flows from financing activities:
Repurchase of common stock	(5,721)	(7,471)
Tax payments for restricted stock issuances	(1,587)	(2,923)
Net cash used in financing activities	(7,308)	(10,394)

Effect of exchange rate changes on cash	(372)	(895)

Net increase (decrease) in cash	33,121	(25,014)
Cash, cash equivalents, and restricted cash, beginning of period	64,227	89,241
Cash, cash equivalents, and restricted cash, end of period	$97,348	$64,227

Segment Information
In May 2022, we announced a three-year strategic transformation plan that begins on January 1, 2023. We believe this transformation plan will enable us to build on our strong solution portfolio and market position, enhance our enterprise go-to-market strategy, accelerate revenue growth, and drive efficiencies to support margin expansion and increased profitability. In conjunction with the strategic transformation plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions. We expect to manage Digital Agreements for accelerated growth and market share gains and Security Solutions for cash flow given its more modest growth profile.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include our OneSpan Sign e-signature solution and recently introduced OneSpan Notary and Virtual Room solutions. As our transformation plan progresses, we expect to include other cloud-based security modules associated with the secure transaction lifecycle of identity verification, authentication, virtual interaction and transactions, and secure digital vaulting (storage) in the Digital Agreements segment. This segment also includes costs attributable to our transaction cloud platform.
•Security Solutions. Security Solutions consist of our broad portfolio of software products and/or software development kits (SDKs) that are used to build applications designed to defend against attacks on digital transactions across online environments, devices and applications. These solutions, which are largely on-premises software products, include identity verification, multi-factor authentication and transaction signing, such as mobile application security, mobile software tokens, and Digipass authenticators that are not cloud connected devices.
Segment operating income consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development, amortization and restructuring and other related expenses that are incurred directly by a segment. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not attributable to a particular segment. Financial results by operating segment are included below under Segment and consolidated operating results.

Segment and consolidated operating results (in thousands, except percentages)(unaudited):

	Quarters Ended December 31,		Years Ended December 31,
(In thousands, except percentages)	2022	2021	2022	2021
Digital Agreements
Revenue	$12,446	$10,831	$48,401	$40,551
Gross profit	$9,819	$8,254	$37,488	$29,557
Gross margin	79%	76%	77%	73%
Operating income (loss)	$2,525	$415	$5,348	$(1,612)

Security
Revenue	$44,176	$48,322	$170,605	$173,930
Gross profit	$28,136	$29,212	$111,082	$113,378
Gross margin	64%	60%	65%	65%
Operating income	$10,652	$9,785	$32,051	$35,395

Total Company:
Revenue	$56,622	$59,153	$219,006	$214,481
Gross profit	$37,955	$37,466	$148,570	$142,935
Gross margin	67%	63%	68%	67%

Statements of Operations reconciliation:
Segment operating income	$13,177	$10,200	$37,399	$33,783
Corporate operating expenses not allocated at the segment level	(17,186)	16,159	64,514	59,911
Total Company operating loss	$(4,009)	$(5,959)	$(27,115)	$(26,128)
Revenue by major products and services (in thousands, unaudited):

	Quarters Ended
	December 31, 2022		December 31, 2021
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
(In thousands)
Subscription (1)	$11,301	$12,492	$9,082	$9,490
Maintenance and support	998	10,372	1,240	11,745
Professional services and other (2)	147	1,760	509	2,613
Hardware products	—	19,552	—	24,474
Total Revenue	$12,446	$44,176	$10,831	$48,322

	Years Ended
	December 31, 2022		December 31, 2021
	Digital Agreements	Security Solutions	Digital Agreements	Security Solutions
(In thousands)
Subscription (1)	$42,029	$47,124	$33,283	$35,224
Maintenance and support	5,451	42,894	5,709	45,567
Professional services and other (2)	921	7,087	1,494	13,703
Hardware products	—	73,500	65	79,436
Total Revenue	$48,401	$170,605	$40,551	$173,930
(1)Subscription includes cloud and on-premises subscription revenue, previously referred to as “subscription” and “term-based software licenses”, respectively.
(2)Professional services and other includes perpetual software licenses revenue, which was less than 2% of total revenue for both the three and twelve months ended December 31, 2022, and approximately 5% of total revenue for both the three and twelve months ended December 31, 2021.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain Non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these Non-GAAP metrics below.
These Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these Non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the Non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, impairment of intangible assets, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Loss to Adjusted EBITDA
(in thousands, unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net loss	$(3,097)	$(13,773)	$(14,434)	$(30,584)
Interest (expense) income, net	(398)	3	(595)	1
Provision for income taxes	496	6,847	2,741	4,441
Depreciation and amortization of intangible assets	1,375	2,166	7,066	8,926
Long-term incentive compensation	3,197	1,581	8,813	5,202
Impairment of intangible assets	—	—	3,828	—
Restructuring and other related charges	1,482	—	9,482	—
Other non-recurring items (1)	127	2,618	(10,505)	6,951
Adjusted EBITDA	$3,182	$(558)	$6,396	$(5,063)
(1) For the three months ended December 31, 2022, other non-recurring items consist of $0.1 million of outside services related to our strategic action plan.
For the year ended December 31, 2022, other non-recurring items consist of $4.3 million of outside services related to our strategic action plan, and a $(14.8) million non-operating gain on the sale of our investment in Promon AS.
For the three months ended December 31, 2021, other non-recurring items consist of $2.6 million of outside service costs related to our strategic action plan.
For the year ended December 31, 2021, other non-recurring items consist of $3.5 million of outside service costs related to our strategic action plan, $2.8 million of outside service costs related to the proxy contest that took place in 2021 and the related $0.7 million settlement with Legion Partners.
Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share
We define Non-GAAP Net Income (Loss) and Non-GAAP Diluted Net Income (Loss) Per Share as net income (loss) or diluted net income (loss) per share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, impairment of intangible assets, restructuring costs, and certain other non- recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
Long-term incentive compensation for management and others is directly tied to performance, and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods that have significant adjustments to the accruals in the period that relate to a longer period of time, which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock unit grants or cash awards, while other companies may use different forms of incentives that have different cost impacts, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a Non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.
Reconciliation of Net Loss to Non-GAAP Net Income (Loss)
(in thousands, except per share data)
(unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net loss	$(3,097)	$(13,773)	$(14,434)	$(30,584)
Long-term incentive compensation	3,197	1,581	8,813	5,202
Amortization of intangible assets	584	1,385	4,139	5,888
Impairment of intangible assets	—	—	3,828	—
Restructuring and other related charges	1,482	—	9,482	—
Other non-recurring items (1)	127	2,618	(10,505)	6,951
Tax impact of adjustments (2)	(1,078)	(1,117)	(3,151)	(3,608)
Non-GAAP net income (loss)	$1,215	$(9,306)	$(1,828)	$(16,151)

Non-GAAP net income (loss) per share	$0.03	$(0.24)	$(0.05)	$(0.41)

Shares	40,396	39,458	40,143	39,614
(1)See the footnotes to the Reconciliation of Net Loss to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.
(2)The tax impact of adjustments is calculated as 20% of the adjustments in all periods.
Copyright© 2023 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.
Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com